Filed pursuant to Rule No. 424(b)(3)

File Number 333-105740

Prospectus Supplement No. 1

(to Prospectus dated June 10, 2003)

2,887,425 SHARES

AMERICAN TECHNOLOGY CORPORATION

COMMON STOCK

This Prospectus Supplement No. 1 supplements our prospectus dated June 10, 2003. The prospectus relates to the resale of shares of our common stock by the selling stockholders identified in the prospectus (including their transferees, pledgees, donees or other successors). You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

Amendments to Selling Stockholder Table

1. The information relating to Adeebeh Tanfiq Mansour and certain footnotes contained in the first table of selling stockholders listed in the prospectus is hereby amended as follows:

Selling Stockholder	Common Stock Underlying Series E Preferred Stock	Common Stock Underlying Common Stock Warrant	Outstanding Common Stock	Total Common Stock Beneficially Owned Before Offering	Maximum Number of Shares Offered Hereby		Shares of Common Stock Beneficially Owned After Offering

Name	(1) Number	(2) Number	(27) Number	(3) Number	(4) Number		Number	%
Adeebeh Tanfiq Mansour	—	—	23,179	23,179	23,179	(5)	—	*

(1)	Represents shares of common stock issuable upon conversion of an aggregate of 338,250 shares of Series E Preferred Stock assuming a conversion price of $2.00 per share and assuming the shares are held to the December 31, 2006 end of their term. The holders of our outstanding shares of Series E Preferred Stock may convert these shares into shares of our common stock at a conversion price equal to the lower of $3.25 or 90% of volume-weighted average price of our common stock for the five trading days prior to conversion. The conversion rate cannot however be lower than $3.25 before September 30, 2003, or lower than $2.00 after such date. The conversion value of the Series E Preferred Stock is the original purchase price, increased by $0.60 per year from February 28, 2003. The actual number of shares of common stock issuable upon conversion of the Series E Preferred Stock may be less than set forth in the chart depending on when conversion occurs.

(2)	Includes 507,375 shares of common stock issuable upon exercise of warrants issued to the purchasers of Series E Preferred Stock. The warrants are exercisable at $3.25 per common share, at any time until December 31, 2007.

(5)	Mr. Mansour voluntarily converted 5,000 shares of Series E Preferred Stock into 15,679 common shares on June 24, 2003 and exercised a common stock warrant to purchase 7,500 common shares at $3.25 per share on June 20, 2003.

(27)	Represents shares of common stock issued upon the exercise of warrants to purchase common shares (See Note 2).

The date of this prospectus supplement is June 24, 2003.